EXHIBIT 5.1

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August 12, 2008

CombiMatrix Corporation

6500 Harbor Heights Pkwy, Suite 303

Mukilteo, WA 98275

Re:	CombiMatrix Corporation
Registration Statement on Form S-3, filed August 12, 2008

Ladies and Gentlemen:

We are acting as counsel to CombiMatrix Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-3, which was filed on August 12, 2008 (the “Registration Statement”), for the sale from time to time of shares of the Company’s common stock, $0.001 par value per share (the “Covered Shares”), with an aggregate offering price of up to $100,000,000.  The Covered Shares will be sold or delivered from time to time as set forth in the Registration Statement, the prospectus set forth therein, and any supplements thereto.

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.  In connection with our opinion expressed below, we have assumed that: (i) the Covered Shares will be evidenced by appropriate certificates, duly executed and delivered and payment therefor will have been received by the Company in accordance with the terms of the applicable definitive purchase, underwriting, or similar agreement approved by the Company’s board of directors (the “Board”); (ii) the Board adopts resolutions approving the issuance and sale of the Covered Shares at a specific price or pursuant to a specified pricing mechanism; and (iii) at or prior to the time of the delivery of any of the Covered Shares, there will not have occurred any change of law affecting the validity or enforceability of these securities.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinion: When issued and sold by the Company, the Covered Shares will be duly issued, fully paid and non-assessable.

We are expressing our opinion only as to matters of the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

Holland & Knight LLP